Exhibit 99.1

CytoSorbents Announces Kathleen P. Bloch To Resume as Full-Time Chief Financial Officer

PRINCETON, N.J., September 19, 2023 — CytoSorbents Corporation (NASDAQ: CTSO), a critical care therapy leader commercializing its CytoSorb® blood purification technology to treat cytokine storm and deadly inflammation in critically-ill and cardiac surgery patients around the world, announced the re-appointment of Kathleen P. Bloch as full-time Chief Financial Officer, effective retroactively to September 2, 2023. Ms. Bloch served as the Company’s Chief Financial Officer for 10 years until her retirement in March 2023, when she became Interim CFO as a consultant. She resumed as Interim CFO after the investigation of, and mutual termination and release agreement with, former CFO Alexander D’Amico, as detailed here and here, respectively.

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, “Following this unexpected turn of events, it is great to have Kathy back as full-time Chief Financial Officer. Kathy’s accomplished career speaks for itself as discussed here and here. We thank Kathy for her unquestioned dedication to the Company, the management team, and our employees over the past decade, and particularly now as we enter this exciting time for the Company. Kathy’s commitment secures this leadership position and provides the time and expertise to focus and execute upon our critical near-term business goals and priorities.”

Ms. Bloch stated, “The next six to twelve months is expected to bring a potential wealth of opportunities as we target U.S. and Canadian approval for the first time with DrugSorb®-ATR, and we work to capitalize on both anticipated improvements in the acute care markets and investments made with our existing CytoSorb® business. Like the rest of this outstanding team, I am passionate about our mission to help save lives and am proud of the Company we have built to date. It was an easy decision to come back and provide continuity and stability to our Company and business at this pivotal moment.”

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in the intensive care unit and in cardiac surgery through blood purification. Its lead product, CytoSorb®, is approved in the European Union and distributed in 75 countries worldwide with more than 212,000 devices cumulatively used as of Q2 2023. CytoSorb is an extracorporeal cytokine adsorber that reduces “cytokine storm” or “cytokine release syndrome” in common critical illnesses seen in the ICU and cardiac surgery that can lead to massive inflammation, organ failure, and a high risk of patient death. Additional CE mark extensions were granted for bilirubin and myoglobin removal in clinical conditions such as liver disease and trauma, respectively. CytoSorb is also E.U. approved to remove the blood thinners, ticagrelor and rivaroxaban, during cardiothoracic surgery to reduce the risk of perioperative bleeding. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with impending or confirmed respiratory failure.

Meanwhile, the DrugSorb™-ATR antithrombotic removal system, based on the same polymer technology as CytoSorb, targets U.S. FDA and Health Canada marketing approval with the now completed pivotal STAR-T (Safe and Timely Antithrombotic Removal of Ticagrelor) randomized, controlled trial. With topline data expected later this year, the study was designed to evaluate the potential ability of DrugSorb-ATR to reduce ticagrelor-related perioperative bleeding when used intraoperatively during cardiac surgery. DrugSorb-ATR has received two FDA Breakthrough Device Designations for this application, one to remove ticagrelor and another to remove the direct oral anticoagulants (DOAC) apixaban and rivaroxaban, highlighting these major unmet medical needs.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of approximately $48 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others. The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, VetResQ®, CytoSorb-XL™, HemoDefend-BGA™, HemoDefend-RBC™, K+ontrol™, DrugSorb™, ContrastSorb, and others.  For more information, please visit www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and X (fka Twitter).

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, statements about potential exposures resulting from our cash positions, representations and contentions, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 9, 2023, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CytoSorbents Contact:
Kathleen Bloch
(732) 398-5429
kbloch@cytosorbents.com